Exhibit 99.1


             Fortune Brands Reports First Quarter Results

        Solid Profit Growth in Spirits & Wine Tempers Impact of
                     Lower Home Products Results;
     Company Expects Progressive Improvement in Results Following
 Most Challenging Quarter of 2007, Reaffirms Full-Year Earnings Target


    DEERFIELD, Ill.--(BUSINESS WIRE)--April 26, 2007--Fortune Brands, Inc. (NYSE: FO), a leading consumer brands company, today reported results for the first quarter of 2007. Despite strong profit performance for the company's spirits and wine brands, earnings per share were lower than a year ago due primarily to the impact of the housing downturn in the United States and higher year-over-year commodities costs for home products.

    "As anticipated, the strong headwinds of lower housing activity in the U.S. and the impact of higher raw materials costs for home products weighed on our first quarter results, and sales and earnings per share were both down from the record levels we posted a year ago," said Fortune Brands chairman and chief executive officer Norm Wesley. "Comparisons were also adversely impacted by our very strong results in last year's first quarter." First quarter net sales of $1.95 billion were down 3%. Earnings per diluted share were $0.77 and, excluding one-time items, EPS before charges/gains was $0.81 compared with $1.06 in the year-ago quarter.

    "Our results were in line with what we expected and were consistent with the earnings target we announced three months ago," Wesley added. "On an operating basis, each of our businesses performed at or above our expectations, but that upside was offset by an unfavorable mark-to-market expense for commodities hedges that amounted to about 3 cents per share. While we will continue to face tough market conditions for our home products brands, we believe that performance for Fortune Brands will get progressively better and that our most challenging quarter of the year is now behind us."

    Spirits & Wine Case Volumes Grow at Mid-Single-Digit Rate

    "Fortune Brands continued to benefit from our unique breadth and balance in the first quarter as solid profit growth for our spirits and wine brands partly offset lower results for our home products brands. In Spirits & Wine, while reported revenue comparisons were lower due to certain one-time factors, underlying sales were up low-single digits and operating income grew at a mid-single-digit rate. In the marketplace, strong global consumer demand for our premium and super-premium spirits and wine brands drove mid-single-digit growth in distributor case volume shipments, led by double-digit growth for Sauza, Courvoisier and Teacher's. While comparable sales for our Home products brands were off in the range of 10%, it's notable that we continued to outperform the market with share gains for Moen, Master Lock and our cabinetry brands. Sales in Golf were relatively flat due largely to the timing of new-product launches that we expect will benefit the second quarter."

    For the first quarter of 2007:



--  Net income was $120.2 million, or $0.77 per diluted share, versus
     $173.4 million ($1.15 per diluted share) in the year-ago quarter.
       -- Comparisons were impacted by a tax-related gain in the year-ago quarter and modest restructuring-related charges in both periods.
-- Excluding one-time items in both the current and prior-year periods, diluted EPS before charges/gains was $0.81, down 24% from $1.06 in the year-ago quarter.
       -- These results were consistent with the company's previously announced estimate that diluted EPS before charges/gains could be down in the range of 20%.
--  Net sales were $1.95 billion, down 3%.
       -- On a comparable basis - assuming the company had owned acquired brands in the year-ago quarter and excluding excise taxes - the company estimates total net sales for Fortune Brands would have been off approximately 8% in constant currency.
--  Operating income was $260.3 million, down 15%.
--  Return on equity before charges/gains was 18%.
--  Return on invested capital before charges/gains was 10%.


    Outlook for Second Quarter; Reaffirming Full-Year Target

    "As challenging as the home products market remains, we expect that results for Fortune Brands - while still down - will get better in the second quarter," Wesley continued. "We expect to continue benefiting from the sustained global growth of our premium and super-premium spirits brands and the success of our powerful golf brands. We'll also fully benefit from targeted price increases that we've successfully implemented to mitigate higher commodities costs.

    "For the second quarter, we expect diluted earnings per share before charges/gains could be down in the mid-single-digit-to-low-double-digit range, as strength in our Spirits & Wine and Golf segments and the benefit of price increases in home products temper the impact of lower but gradually improving results in Home & Hardware.

    "For the full year, we continue to believe strong performance in Spirits & Wine and growth in Golf will help offset lower results for our home products brands. Accordingly, we're reaffirming our expectation that earnings per share before charges/gains for Fortune Brands will be in the range of down mid-single digits to up low-single digits. That's against the EPS before charges/gains of $5.33 that Fortune Brands delivered in 2006," Wesley concluded.

    The company also announced that it is continuing to target free cash flow for 2007 in the range of $500-600 million after dividends and capital expenditures.

    About Fortune Brands

    Fortune Brands, Inc. is a leading consumer brands company with annual sales exceeding $8 billion. Its operating companies have premier brands and leading market positions in spirits and wine, home and hardware products, and golf equipment. Beam Global Spirits & Wine, Inc. is the company's spirits and wine business. Major spirits and wine brands include Jim Beam and Maker's Mark bourbons, Sauza tequila, Canadian Club whisky, Courvoisier cognac, DeKuyper cordials, Starbucks(TM) liqueurs, Laphroaig single malt Scotch and Clos du Bois and Geyser Peak wines. Home and hardware brands include Moen faucets, Aristokraft, Omega, Diamond and Schrock cabinets, Therma-Tru door systems, Simonton windows, Master Lock padlocks and Waterloo tool storage sold by units of Fortune Brands Home & Hardware LLC. Acushnet Company's golf brands include Titleist, Cobra and FootJoy. Fortune Brands, headquartered in Deerfield, Illinois, is traded on the New York Stock Exchange under the ticker symbol FO and is included in the S&P 500 Index, the MSCI World Index and the Ocean Tomo 300(TM) Patent Index.

    To receive company news releases by e-mail, please visit www.fortunebrands.com.

    Forward-Looking Statements

    This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements speak only as of the date hereof, and the company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date of this release. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: competitive market pressures (including pricing pressures); consolidation of trade customers; successful development of new products and processes; ability to secure and maintain rights to intellectual property; risks pertaining to strategic acquisitions and joint ventures, including the potential financial effects and performance of such acquisitions or joint ventures, and integration of acquisitions and the related confirmation or remediation of internal controls over financial reporting; changes related to the potential privatization of V&S Group; ability to attract and retain qualified personnel; general economic conditions, including the U.S. housing market; weather; risks associated with doing business outside the United States, including currency exchange rate risks; interest rate fluctuations; commodity and energy price volatility; costs of certain employee and retiree benefits and returns on pension assets; dependence on performance of distributors and other marketing arrangements; the impact of excise tax increases on distilled spirits and wines; changes in golf equipment regulatory standards and other regulatory developments; potential liabilities, costs and uncertainties of litigation; impairment in the carrying value of goodwill or other acquired intangibles; historical consolidated financial statements that may not be indicative of future conditions and results due to the recent portfolio realignment; any possible downgrades of the company's credit ratings; as well as other risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission filings.

    Use of Non-GAAP Financial Information

    This press release includes diluted earnings per share before charges/gains, return on equity before charges/gains, return on invested capital before charges/gains, comparable net sales, comparable or underlying net sales for operating segments, and free cash flow, measures not derived in accordance with generally accepted accounting principles ("GAAP"). These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and may also be inconsistent with similar measures presented by other companies. Reconciliation of these measures to the most closely comparable GAAP measures, and reasons for the company's use of these measures, are presented in the attached pages.



                         FORTUNE BRANDS, INC.
                   CONSOLIDATED STATEMENT OF INCOME
               (In millions, except per share amounts)
                             (Unaudited)


                                         -----------------------------
                                         Three Months Ended March 31,
                                         -----------------------------
                                           2007      2006    % Change
                                         -----------------------------

                                         -----------------------------
 Net Sales                               $1,948.8  $2,016.8      (3.4)
                                         -----------------------------

       Cost of goods sold                 1,082.0   1,079.9       0.2

       Excise taxes on spirits and wine      98.5     120.8     (18.5)

       Advertising, selling, general
         and administrative expenses        486.5     488.6      (0.4)

       Amortization of intangibles           12.1      10.0      21.0

       Restructuring
         and restructuring-related items      9.4      10.6     (11.3)

                                         -----------------------------
 Operating Income                           260.3     306.9     (15.2)
                                         -----------------------------

       Interest expense                      81.1      79.1       2.5

       Other (income) expense, net           (9.4)    (10.0)      6.0

 Income before income taxes
                                         -----------------------------
       and minority interest                188.6     237.8     (20.7)
                                         -----------------------------

       Income taxes                          62.3      59.7       4.4

       Minority interests                     6.1       4.7      29.8

                                         -----------------------------
 Net Income                                 120.2     173.4     (30.7)
                                         -----------------------------

 Earnings Per Common Share
                                         -----------------------------
       Basic                                 0.79      1.18     (33.1)
       Diluted                               0.77      1.15     (33.0)
                                         -----------------------------


 Avg. Common Shares Outstanding
                                         -----------------------------
       Basic                                152.4     146.4       4.1
       Diluted                              156.1     150.4       3.8
                                         -----------------------------


 Actual Common Shares Outstanding
                                         -----------------------------
       Basic                                152.6     146.6       4.1
       Diluted                              156.2     150.7       3.7
                                         -----------------------------




                         FORTUNE BRANDS, INC.
               (In millions, except per share amounts)
                             (Unaudited)


 NET SALES AND OPERATING INCOME
----------------------------------------

                                         -----------------------------
                                         Three Months Ended March 31,
                                         -----------------------------
                                           2007      2006    % Change
                                         -----------------------------
 Net Sales

                                         -----------------------------
       Spirits and Wine                    $559.1    $611.9      (8.6)
       Home and Hardware                  1,022.6   1,032.4      (0.9)
       Golf                                 367.1     372.5      (1.4)
                                         -----------------------------
 Total                                   $1,948.8  $2,016.8      (3.4)
                                         -----------------------------

 Operating Income

                                         -----------------------------
       Spirits and Wine                    $134.9    $128.2       5.2
       Home and Hardware                     86.4     139.8     (38.2)
       Golf                                  53.6      58.4      (8.2)
       Corporate expenses                   (14.6)    (19.5)     25.1
                                         -----------------------------

 Total                                     $260.3    $306.9     (15.2)
                                         -----------------------------

 Operating Income Before Charges (a)

                                         -----------------------------
       Spirits and Wine                    $137.6    $130.0       5.8
       Home and Hardware                     93.1     148.6     (37.3)
       Golf                                  53.6      58.4      (8.2)

 Less:
       Corporate expenses                   (14.6)    (19.5)     25.1
       Restructuring
         and restructuring-related items     (9.4)    (10.6)     11.3
                                         -----------------------------

 Operating Income                          $260.3    $306.9     (15.2)
                                         -----------------------------


    (a) Operating Income Before Charges is Operating Income derived in accordance with GAAP excluding restructuring and restructuring-related items. Operating Income Before Charges is a measure not derived in accordance with GAAP. Management uses this measure to determine the returns generated by our operating segments and to evaluate and identify cost reduction initiatives. Management believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year-to-year. This measure may be inconsistent with similar measures presented by other companies.



FREE CASH FLOW
------------------------


                         ---------------------------------------------
                         Three Months Ended March 31,   2007 Full Year
                         ---------------------------------------------
                             2007          2006         Targeted Range
                         ---------------------------------------------

                         ---------------------------------------------
 Free Cash Flow (b)           $(277.9)       $(173.3)      $500 - 600
   Add:
   Net Capital
    Expenditures                 43.7           58.5        225 - 250
   Dividends Paid                59.6           52.9            250(i)
                         ---------------------------------------------
 Cash Flow From
  Operations                  $(174.6)        $(61.9)    $975 - 1,100
                         ---------------------------------------------


    (b) Free Cash Flow is Cash Flow from Operations less net capital expenditures and dividends paid to stockholders. Free Cash Flow is a measure not derived in accordance with GAAP. Management believes that Free Cash Flow provides investors with helpful supplemental information about the company's ability to fund internal growth, make acquisitions, repay debt and repurchase common stock. This measure may be inconsistent with similar measures presented by other companies.

    (i) Assumes current dividend rate and basic shares outstanding on March 31, 2007.

    EPS BEFORE CHARGES/GAINS

    EPS Before Charges/Gains is Net Income calculated on a per-share basis excluding restructuring, restructuring-related and one-time items.

    For the first quarter of 2007, EPS Before Charges/Gains is Net Income calculated on a per-share basis excluding $9.4 million ($6.0 million after tax) of restructuring and restructuring-related items.

    For the first quarter of 2006, EPS Before Charges/Gains is Net Income calculated on a per-share basis excluding $10.6 million ($6.6 million after tax) of restructuring and acquisition-related items, currency mark-to-market expense of $2.0 million (after tax) and $22.9 million of tax-related credits principally associated with the favorable conclusion of the IRS review of our 2002-2003 tax returns.

    For the full year 2006, EPS Before Charges/Gains was $5.33 compared to GAAP EPS of $5.42. EPS Before Charges/Gains is Net Income calculated on a per-share basis excluding $35.3 million ($22.1 million after tax) of restructuring and restructuring-related items, a $47.8 million ($47.8 million after tax) non-cash charge associated with the required accounting for an increase in the value of V&S Group's minority interest in our Beam Global Spirits & Wine business, currency mark-to-market expense of $2.9 million and $86.5 million of tax-related credits principally associated with deferred tax credits, the favorable conclusion of routine state tax audits and the routine IRS review of our 2002-2003 tax returns.

    EPS Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with similar measures presented by other companies.




                                         -----------------------------
                                         Three Months Ended March 31,
                                         -----------------------------
                                           2007      2006    % Change
                                         -----------------------------


                                         -----------------------------
Income Before Charges/Gains                $126.2    $159.1     (20.7)
                                         -----------------------------

Earnings Per Common Share - Basic
   Income Before Charges/Gains               0.83      1.09     (23.9)
       Tax-related credits                      -      0.15         -
       Currency mark-to-market expense          -     (0.01)        -
        Restructuring and restructuring-
         related items                      (0.04)    (0.05)     20.0
                                         -----------------------------
    Net Income                               0.79      1.18     (33.1)
                                         -----------------------------



Earnings Per Common Share - Diluted
                                         -----------------------------
   Income Before Charges/Gains               0.81      1.06     (23.6)
        Tax-related credits                     -      0.15         -
        Currency mark-to-market expense         -     (0.01)        -
        Restructuring and restructuring-
         related items                      (0.04)    (0.05)     20.0
                                         -----------------------------
   Net Income                                0.77      1.15     (33.0)
                                         -----------------------------


    RESTRUCTURING AND RESTRUCTURING-RELATED ITEMS

    The company recorded pre-tax restructuring and restructuring-related items of $9.4 million ($6.0 million after tax) in the three-month period ended March 31, 2007. The charges principally relate to cost reduction initiatives in the Home and Hardware segment and the distributor transition in Australia in the Spirits and Wine segment.




                        ----------------------------------------------
                              Three Months Ended March 31, 2007
                           (In millions, except per share amounts)
                        ----------------------------------------------
                                       Restructuring-Related
                                                Items
                                      -------------------------
                                      Cost of Sales   SG & A
                        Restructuring     Charges      Charges  Total
                        ----------------------------------------------

Spirits and Wine                $2.7             $-         $-   $2.7
Home and Hardware                3.8            2.8        0.1    6.7
                        ----------------------------------------------
       Total                    $6.5           $2.8       $0.1   $9.4
                        ----------------------------------------------



                                                                ------
Income tax benefit                                                3.4
                                                                ------
Net charge                                                       $6.0
                                                                ------
Charge per common share
                                                                ------
    Basic                                                       $0.04
    Diluted                                                     $0.04
                                                                ------


    RECONCILIATION OF 2007 SALES TO GAAP

    For the first quarter, Underlying Sales for Spirits & Wine were up low-single digits. On a GAAP basis, Spirits & Wine Net Sales were down 9%.

    Underlying Sales is Net Sales derived in accordance with GAAP excluding spirits & wine excise taxes, currency fluctuations and one-time factors. The one-time factors in the first quarter were the no-profit transitional bottling contract with Pernod Ricard and non-recurring prior year sales associated with both the distributor transition in Spain and the prior year initial distribution of newly acquired brands in the U.S.

    For the first quarter, Comparable Sales for Home & Hardware were off in the range of 10%. On a GAAP basis, Home & Hardware Net Sales were down 1%.

    For the first quarter, Comparable Sales for Fortune Brands were down approximately 8%. On a GAAP basis, Fortune Brands' Net Sales were down 3%.

    Comparable Sales is Net Sales derived in accordance with GAAP excluding changes in foreign currency exchange rates, spirits & wine excise taxes and the net sales from divested entities. Comparable Sales also includes net sales from acquisitions for the comparable prior-year period.

    Comparable Sales is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the company, and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year-to-year. This measure may be inconsistent with similar measures presented by other companies.

    RECONCILIATION OF 2007 EARNINGS GUIDANCE TO GAAP

    For the second quarter, the company is targeting EPS before charges/gains to be down in the range of mid-single-to-low-double digits. On a GAAP basis, the company is targeting EPS to be down at a double-digit rate.

    For the full year, the company is targeting EPS before charges/gains to be in the range of down mid-single digits to up low-single digits. On a GAAP basis, the company is targeting EPS to be in the range of flat to down high-single-digits.

    EPS Before Charges/Gains is a measure not derived in accordance with GAAP. Management uses this measure to evaluate the overall performance of the company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the company from year to year. This measure may be inconsistent with similar measures presented by other companies.



                         FORTUNE BRANDS, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEET
                            (In millions)
                             (Unaudited)


                                                 ---------- ----------
                                                 March 31,  March 31,
                                                   2007       2006
                                                 ---------- ----------

Assets
  Current assets
                                                 ---------- ----------
     Cash and cash equivalents                      $187.3     $175.0
     Accounts receivable, net                      1,139.5    1,151.0
     Inventories                                   2,250.6    2,106.5
     Other current assets                            443.7      349.3
                                                 ---------- ----------
       Total current assets                        4,021.1    3,781.8

    Property, plant and equipment, net             1,940.7    1,830.7
    Intangibles resulting from
    business acquisitions, net                     8,406.8    7,618.0
    Other assets                                     348.0      392.6
                                                 ---------- ----------
      Total assets                               $14,716.6  $13,623.1
                                                 ---------- ----------


Liabilities and Stockholders' Equity
  Current liabilities
                                                 ---------- ----------
    Short-term debt                                 $825.6     $702.2
    Current portion of long-term debt                  0.1      297.1
    Other current liabilities                      1,422.0    1,737.3
                                                 ---------- ----------
      Total current liabilities                    2,247.7    2,736.6

  Long-term debt                                   5,244.2    5,110.8
  Other long-term liabilities                      1,841.8    1,629.5
  Minority interests                                 561.4      361.0
                                                 ---------- ----------
     Total liabilities                             9,895.1    9,837.9
  Stockholders' equity                             4,821.5    3,785.2
                                                 ---------- ----------
     Total liabilities and stockholders' equity  $14,716.6  $13,623.1
                                                 ---------- ----------






                         FORTUNE BRANDS, INC.
  Reconciliation of ROE based on Net Income Before Charges/Gains to
                     ROE based on GAAP Net Income
                            March 31, 2007
                         Amounts in millions
                             (Unaudited)


                   Rolling twelve months                ROE based on
                      Net Income Before                   Net Income
                    Charges/Gains less                     Before
                     Preferred Dividend       Equity     Charges/Gains
                  ------------------------  ----------  --------------

 Fortune Brands                    $786.3 /  $4,462.6 =          17.6%



                   Rolling twelve months
                            GAAP                        ROE based on
                      Net Income less                        GAAP
                     Preferred Dividends      Equity      Net Income
                  ------------------------  ----------  --------------

 Fortune Brands                    $776.4 /  $4,402.3 =          17.6%


Return on Equity - or ROE - Before Charges/Gains is net income less preferred dividends derived in accordance with GAAP excluding any restructuring and non-recurring items divided by twelve month average of GAPP common equity (total equity less preferred equity) excluding any restructuring and non-recurring items.






                         FORTUNE BRANDS, INC.
  Reconciliation of ROIC based on Net Income Before Charges/Gains to
                    ROIC based on GAAP Net Income
                            March 31, 2007
                         Amounts in millions
                             (Unaudited)


                   Rolling twelve months                ROIC based on
                      Net Income Before                     Income
                    Charges/Gains plus      Invested       Before
                      Interest Expense        Capital    Charges/Gains
                  ------------------------  ----------  --------------

 Fortune Brands                  $1,001.7 / $10,547.6 =           9.5%



                   Rolling twelve months
                            GAAP                        ROIC based on
                  Net Income plus Interest  Invested         GAAP
                           Expense            Capital     Net Income
                  ------------------------  ----------  --------------

 Fortune Brands                    $991.0 / $10,487.2 =           9.4%


Return on Invested Capital - or ROIC - Before Charges/Gains is net income plus interest expense derived in accordance with GAAP excluding any restructuring and non-recurring items divided by the twelve month average of GAAP Invested Capital (net debt plus equity) excluding any restructuring and non-recurring items.


    ROE From Continuing Operations Before Charges/Gains and ROIC From Continuing Operations Before Charges/Gains are measures not derived in accordance with GAAP. Management uses these measures to determine the returns generated by the company and to evaluate and identify cost-reduction initiatives. Management believes these measures provide investors with helpful supplemental information regarding the underlying performance of the company from year-to-year. These measures may be inconsistent with similar measures presented by other companies.


    CONTACT: Fortune Brands, Inc.
             Media Relations:
             Clarkson Hine
             (847) 484-4415
             or
             Investor Relations:
             Tony Diaz
             (847) 484-4410